Exhibit 10.3

FORM OF
SUPPORT SERVICES AGREEMENT

This Support Services Agreement (“Agreement”) is made as of                     , 2013 by and between CV LandCo, LLC, a Delaware limited liability company (“LandCo”), and City Ventures, Inc., a Delaware corporation (“Service Company”).

WHEREAS, LandCo desires to engage Service Company to perform certain services for LandCo as hereinafter set forth, and Service Company desires to accept such engagement, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.              Definitions; Rules of Construction.

(a)           Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1(a):

“Action” has the meaning set forth in Section 8(a) hereof.

“Agreement” has the meaning set forth in the Preamble.

“Indemnitee” has the meaning set forth in Section 8(a) hereof.

“Independent Committee” means a committee of members of the board of directors of Service Company, the members of which are independent under the rules of the New York Stock Exchange, as determined by the board of directors of Service Company.

“Independent Director” means a member of the board of directors of LandCo who is independent as determined by the board of directors of LandCo.

“LandCo” has the meaning set forth in the Preamble.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Parcel Fee” has the meaning set forth in Section 9(c) hereof.

“Permitted Subcontractor” has the meaning set forth in Section 3(d) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Property” has the meaning set forth in the ROFO Agreement.

“ROFO Agreement” means the Right of First Offer Agreement, dated as of the date hereof, between LandCo and Service Company.

“Service Company” has the meaning set forth in the Preamble.

“Service Fee” has the meaning set forth in Section 9(a) hereof.

“Services” has the meaning set forth in Section 2 hereof.

(b)           Rule of Construction.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  The word “or” when used in this Agreement is not exclusive.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The words include, includes and including shall be deemed to be followed by the phrase “without limitation.” Unless otherwise expressly indicated, any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to a Person are also to its permitted successors and assigns.  In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

Section 2.              Services. Service Company shall provide to LandCo, subject to the supervision and direction of LandCo’s management, such services as are described in Exhibit A hereto (collectively, the “Services”) with respect to all Property.  Subject to the approval of the Independent Committee, upon written request of LandCo, Service Company may also provide to LandCo the Services with respect to any parcel owned or controlled by LandCo that does not constitute Property.

Section 3.              Service Company’s Obligations.  Service Company shall:

(a)           use its commercially reasonable efforts to perform each of the duties set forth herein, subject to the supervision and direction of LandCo’s management;

(b)           obtain, and at all times maintain, all necessary licenses and consents and comply with all relevant Laws applicable to the provision of the Services;

(c)           maintain complete and accurate records relating to the provision of the Services under this Agreement. From the date hereof and for a period of two years following the termination of this Agreement in accordance with Section 11(a) hereof, upon LandCo’s written request, Service Company shall allow LandCo or LandCo’s representative to inspect and make copies of such records and interview Service Company’s personnel that have provided any

Services in connection with the provision of the Services; provided that any such inspection shall take place during regular business hours no more than once per year and LandCo provides Service Company with at least reasonable prior written notice;

(d)           obtain LandCo’s written approval, which approval shall not be unreasonably withheld or delayed, prior to entering into agreements with or otherwise engaging any Person, including all subcontractors and affiliates of Service Company, other than Service Company’s employees to provide any Services to LandCo (each such approved subcontractor or other third party, a “Permitted Subcontractor”). LandCo’s approval shall not relieve Service Company of its obligations under this Agreement, and Service Company shall remain fully responsible for the performance of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were Service Company’s own employees. Nothing contained in this Agreement shall create any contractual relationship between LandCo and any Service Company subcontractor or supplier;

(e)           require each Permitted Subcontractor to be bound in writing by the confidentiality provisions of this Agreement, and, upon LandCo’s written request, to enter into a non-disclosure agreement in a form that is reasonably satisfactory to LandCo; and

(f)            be responsible for all Service Company’s personnel providing the Services and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments and disability benefits.

Section 4.              LandCo’s Obligations.  LandCo shall:

(a)           provide such access to LandCo’s premises, and such office accommodation and other facilities as may reasonably be requested by Service Company for the purposes of performing the Services;

(b)           respond promptly to any Service Company request to provide direction, information, approvals, authorizations or decisions that are reasonably necessary for Service Company to perform Services in accordance with the requirements of this Agreement;

(c)           provide such information as Service Company may request, in order to carry out the Services, in a timely manner, and ensure that it is complete and accurate in all material respects; and

(d)           obtain and maintain all necessary licenses and consents and comply with all applicable Law in relation to the Services.

Section 5.              Delay of Services.  If Service Company’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of LandCo or its agents, subcontractors, consultants or employees, Service Company shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges or losses sustained or incurred by LandCo, in each case, to the extent arising directly or indirectly from such prevention or delay.

Section 6.              Insurance Coverage.

(a)           Insurance.  Service Company may (but shall not be obligated to) maintain, at the expense of LandCo, a program of insurance approved by LandCo, which program may include such insurance as Service Company shall deem prudent to protect against liability of Service Company that may be occasioned by its activities under this Agreement. Service Company shall not make any material change in such program of insurance without the prior written consent of LandCo (which consent shall not be unreasonably withheld or delayed), unless such change does not result in an increase in the potential liability of LandCo in any respect.

(b)           Insurance Coverage.  Unless otherwise specifically authorized by LandCo, Service Company shall obtain the insurance authorized by this Section 6 from the insurance carriers that currently provide similar types of insurance coverage to LandCo and its subsidiary companies, and, to the extent practicable, Service Company shall, in lieu of obtaining separate insurance coverage, be added as an insured under the policies constituting the program of insurance maintained by LandCo (which program, as in effect on the date hereof, is hereby approved by LandCo for purposes of this Section 6), whether such policies were obtained directly by LandCo or through its parent or its subsidiaries. Service Company shall provide to LandCo, promptly after obtaining any insurance policy pursuant to this Section 6 (other than a policy under which LandCo is also an insured), a description, in reasonable detail, of the terms and provisions of such policy.

(c)           Termination of Insurance Coverage.  Service Company shall give written notice to LandCo of the expiration or anticipated termination of any insurance policy maintained by Service Company in connection with its performance of this Agreement at least 15 days before such expiration or anticipated termination. Service Company shall not be liable to LandCo or its general partner or to any other person for damages, including consequential damages, for its failure to obtain or maintain adequate insurance coverage.

Section 7.              Liability of Service Company. Service Company shall not be liable, responsible or accountable in damages or otherwise to LandCo for any act performed by Service Company on behalf of LandCo in a manner reasonably believed by Service Company to be within the scope of the authority granted to it by this Agreement and in the interest of LandCo.

Section 8.              Indemnification; Limitation of Liability.

(a)           Indemnification.  LandCo shall defend, indemnify and hold harmless Service Company and Service Company’s affiliates and their respective directors, officers, employees, agents, attorneys and insurers (each individually, an “Indemnitee”) against any and all losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses, including reasonable attorneys’ fees, arising out of or resulting from any third party claim, suit, action or proceeding (each, an “Action”), as a result of or in connection with anything done or omitted by such Indemnitee in connection with the performance by Service Company of its duties and obligations under this Agreement, in each case other than Actions resulting from Indemnitee’s gross negligence or willful misconduct. An Indemnitee seeking indemnification hereunder shall promptly notify LandCo in writing of any Action. LandCo shall take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at LandCo’s sole cost and expense. LandCo shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed.] An Indemnitee’s failure to perform any obligations under this Section 8(a) shall not relieve LandCo of its obligations under this Section 8(a) except to the extent that LandCo can demonstrate that it has been materially prejudiced as a result of such failure. An Indemnitee may participate in and observe the proceedings at its own cost and expense. Notwithstanding anything in this Agreement to the contrary, the obligation of LandCo to defend, indemnify and hold harmless each Indemnitee will survive the expiration or termination of this Agreement, no matter what the reason thereof, and such obligation to defend, indemnify and hold harmless will remain binding upon LandCo thereafter.

(b)           Waiver of Consequential Damages.  LandCo agrees, to the fullest extent permitted by applicable Law, not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) resulting from this Agreement or arising out of such Indemnitee’s activities in connection herewith.

Section 9.              Compensation.

(a)           Service Fee.  Service Company shall receive a fee for the Services under this Agreement of $             per month (the “Service Fee”), which shall be paid by LandCo to Service Company within five days after the end of each month. Such fee is intended to represent an agreed upon estimate of the fair market value of the Services, including the resources expended to provide the Services. If LandCo fails to make such monthly payment within ten days following the first day of any month, the amount so owing by LandCo shall bear interest from and after the first day of such month until such amount has been paid in full at a rate equal to the lesser of the prime rate announced or published by U.S. Bank National Association (or its successor) from time to time or the maximum rate of interest permitted under applicable law.

(b)           Annual Review of Service Fee.  At least annually, the Independent Committee and the Independent Directors will review the Service Fee and negotiate in good faith any appropriate adjustments thereto.

(c)           Additional Service Fee.  Pursuant to Section 2 hereof, if Service Company provides the Services to any parcel owned or controlled by LandCo that does not constitute Property, the Independent Committee and the Independent Directors will negotiate in good faith an appropriate additional monthly service fee, based on the fair market value of such Services, including the resources expended to provide such Services, provided to such parcel (the “Parcel Fee”), to be paid to Service Company by LandCo in accordance with Section 9(a) hereof.  Each Parcel Fee shall be subject to the annual review set forth in Section 9(b) hereof.

(d)           Reimbursement of Fees and Expenses.  In addition to the monthly compensation described above, LandCo will reimburse Service Company for all travel and out-of-pocket expenses incurred by Service Company in connection with the performance of the Services. Out-of-pocket expenses will not include general and administrative expenses.

(e)           Invoices.  Service Company shall issue invoices to LandCo only in accordance with the terms of this Section, and LandCo shall pay all properly invoiced amounts due to Service Company within 30 days after LandCo’s receipt of such invoice.  All payment hereunder shall be in U.S. dollars and made by check or wire transfer.

(f)            Taxes.  LandCo shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by LandCo hereunder; provided that, in no event shall LandCo pay or be responsible for any taxes imposed on, or with respect to, Service Company’s income, revenues, gross receipts, personnel or real or personal property or other assets.

Section 10.            Assignment and Delegation. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any consent granted by either party to an assignment by the other party shall not be deemed a consent to any subsequent assignment. Notwithstanding the foregoing, Service Company may, without the consent of LandCo, assign and delegate the performance of and the responsibility for any duties and obligations of Service Company hereunder to any of its affiliates. Upon execution of any such assignment and delegation, notice thereof in the form of an executed copy of the document or instrument effecting such assignment and delegation shall be delivered promptly by Service Company to LandCo and Service Company shall be released from any further obligation or responsibility under this Agreement for the performance of the duties and obligations so assigned and delegated.

Section 11.            Termination.

(a)           Termination.  This Agreement may be terminated by any of the following methods:

i.              if either party fails to make any payment due hereunder or breaches any of the other terms of this Agreement in any material respect, the other party hereto shall give the breaching party written notice of such breach. If the breaching party fails to remedy the breach within 30 days after receiving such notice, the other party may terminate this Agreement; provided, that if at the expiration of such 30 day period the breaching party is diligently using its commercially reasonable efforts to remedy the breach, the other party may not terminate this Agreement on account of such breach during the additional period, not to exceed 60 days, in which the breaching party continues without interruption to use its commercially reasonable efforts to remedy the breach;

ii.             either party, in its sole discretion, may terminate this Agreement, in whole or in part, at any time without cause, by providing at least 90 days’ prior written notice to the other party; or

iii.            if the ROFO Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate concurrently.

(b)           Survival of Services.

i.              Notwithstanding the termination of this Agreement pursuant to subsection (a) above, (A) the Services in effect on the termination date with respect to any portion of the Property shall survive such termination until the underlying real property is sold in accordance with the terms of the ROFO Agreement and (B) Service Company will continue to be entitled to receive any fees and other compensation payable to Service Company under Section 9 hereof or clause (A) of this subsection (i).

ii.                                       Within 30 days following the termination of this Agreement, Service Company shall deliver to LandCo all instruments, documents, reports, books, accounts and records, and copies thereof, that Service Company has received from LandCo in connection with the rendering of services hereunder.

Section 12.                                   Confidentiality. Service Company agrees that any information regarding LandCo that Service Company obtains or is furnished in connection with the performance of its duties and obligations under this Agreement, including, but not limited to, information regarding LandCo’s business and operations, is confidential and proprietary, and Service Company agrees to maintain the confidentiality of such information and not to disclose such information to any other party without prior written consent of LandCo, except to the extent that such disclosure is necessary to enable Service Company to perform its duties and obligations under this Agreement or to comply with its legal obligations. Information that is generally known in the industry or to the public or was known by Service Company prior to disclosure by LandCo pursuant to this Agreement shall not be deemed confidential or proprietary information for purposes of this Section 12.

If Service Company becomes legally compelled to disclose any confidential information, Service Company shall provide (a) prompt written notice of such requirement so that LandCo may seek, at its sole cost and expense, a protective order or other remedy; and (b) reasonable assistance, at LandCo’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Service Company remains required by law to disclose any confidential information, Service Company shall disclose no more than that portion of the confidential information which, on the advice of Service Company’s legal counsel, Service Company is legally required to disclose.

The terms of this Section 12 shall survive, and remain in effect following, the termination of this Agreement.

Section 13.                                   Miscellaneous.

(a)                                 Notices.  All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 13(a)):

LandCo:	CV LandCo, LLC
1900 Quail Street
Newport Beach, California 92660
Attention:
Facsimile:

with a copy to:	Kenneth M. Kaplan, Esq.
361 Forest Avenue, Suite 204
Laguna Beach, CA 92651-2148
Facsimile: (949) 715-0772

Service Company:	City Ventures, Inc.
1900 Quail Street
Newport Beach, California 92660
Attention: Chief Financial Officer
Facsimile: (949) 250-1529

with a copy to:	Proskauer Rose LLP
2049 Century Park East, 32nd Floor
Los Angeles, CA 90067
Attention: Philippa M. Bond, Esq.
Facsimile: (310) 557-2193

(b)                                 Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

(c)                                  Nature of Relationship. The parties hereto intend that Service Company’s relationship to LandCo shall be that of an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Service Company and LandCo or their successors or assigns, and neither Service Company nor any officer or employee of Service Company shall be considered at any time to be an employee of LandCo.

(d)                                 Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(e)                                  Amendments.  This Agreement, and any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto and approved by each of the Independent Committee and Independent Directors.

(f)                                   Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(g)                                  Mediation and Arbitration.  In the event of any controversy or claim arising out of or relating to this Agreement, or a breach thereof, the parties hereto shall first attempt to settle the dispute by mediation, administered by JAMS under the JAMS International Mediation Rules. If settlement is not reached within 60 days after service of a written demand for mediation, any unresolved controversy or claim shall be settled by arbitration administered by JAMS under its Streamlined Arbitration Rules and Procedures. The number of arbitrators shall be three. The place of arbitration shall be Los Angeles, California. The laws of the State of New York shall apply. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(h)                                 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party granting such waiver.

(i)                                     Section Headings.  The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j)                                    Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k)                                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l)                                     Time of Essence.  Time is of the essence with respect to all provisions of this Agreement in which a definite time for performance is specified; provided, that the foregoing shall not be construed to limit or deprive a party of the benefit of any express grace period provided for in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

CV LANDCO, LLC

By:
Name:
Title:

CITY VENTURES, INC.

By:
Name:
Title:

EXHIBIT A

SERVICES

a.                                      Maintenance of records, reports, minute books and other corporate secretarial matters.

b.                                      Maintenance of LandCo’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters.

c.                                       Performance of accounting services, including payment of accounts payable and other liabilities of LandCo and the administration and management of LandCo’s cash and accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations.

d.                                      Provide LandCo with information technology support.

e.                                       Assistance in the preparation of taxes and allocation of reserves for taxes.

f.                                        Provide human resources oversight, personnel recruiting and corporate training services and related assistance, including the administration of payroll services, benefits and directors fees for the employees, officers and directors of LandCo.

g.                                       Assistance in management of LandCo’s health and welfare and retirement benefit plans.

h.                                      Assistance with legal and regulatory compliance and government relations.

i.                                          Provide planning, budgeting and business development on an as needed or requested basis.

j.                                         Provide all other general, operational and administrative services necessary or useful for the management of LandCo’s business.